EXHIBIT 11.1

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Nine Months Ended September 26, 2004 and September 28, 2003
(Thousands of Dollars and Shares Except Per Share Data)

	2004		2003
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------
Earnings before cumulative effect
of accounting change	$ 114,058	114,058	98,421	98,421

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(15,370)	-	-
	------------	------------	------------	------------
Adjusted earnings before cumulative
effect of accounting change	$114,058	98,688	98,421	98,421
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	175,479	175,479	172,805	172,805
Exercise of stock options and warrants:
Actual exercise of options	869	869	554	554
Assumed exercise of options and warrants	-	2,488	-	5,210
Liabilities potentially settleable in
common stock	-	5,548	-	-
	------------	------------	------------	------------
Total	176,348	184,384	173,359	178,569
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Per common share:
Earnings before cumulative effect
of accounting change	$ 0.65	0.54	0.57	0.55
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